Exhibit 10.1

AGREEMENT AND AMENDMENT

This Agreement and Amendment (this “Agreement”), dated as of August 19, 2024, is by and among Wrap Technologies, Inc., a Delaware corporation (the “Company”), and each investor listed on the signature page attached hereto (collectively, the “Investors”).

WITNESSETH

WHEREAS, the Company and the Investors are party to that certain Securities Purchase Agreement, dated as of June 29, 2023 (the “Purchase Agreement”), pursuant to which the Company issued to the Investors shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), the terms of which are set forth in the Certificate of Designations (the “Certificate of Designations”), and warrants (the “Warrant,” and, together with the Purchase Agreement and the Certificate of Designations, the “Transaction Documents”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, (i) pursuant to Section 30(b) of the Certificate of Designations, the Certificate of Designations or any provision thereof may be amended by written consent without a meeting in accordance with the DGCL, of the Required Holders (as defined in the Certificate of Designations), voting separately as a single class, and (ii) pursuant to Section 9(e) of the Purchase Agreement, the Purchase Agreement may be amended by the Required Holders (as defined in the Purchase Agreement) (in each case of clauses (i) and (ii), provided, that such holders include Iroquois Master Fund Ltd.);

WHEREAS, the undersigned constitute the Required Holders pursuant to the Certificate of Designations and the Purchase Agreement;

WHEREAS, on July 1, 2024, the Company failed to pay to the holders of the Preferred Stock the respective Dividends then due on such date (the “Delinquent Dividend Amount”) under Section 3 of the Certificate of Designations;

WHEREAS, in satisfaction of the Company’s obligations under the Certificate of Designations to deliver the Delinquent Dividend Amount, the Company and the Investors have agreed that the Delinquent Dividend Amount shall be payable, at the option of the Company, in (i) cash and/or (ii) shares of Common Stock, at a price per share of Common Stock equal to the lower of (A) $1.00 and (B) the Dividend Conversion Price, using July 1, 2024, as the applicable date of determination in accordance with the Certificate of Designations;

WHEREAS, with respect to the Dividend Date falling on October 1, 2024, the Company and the Investors have agreed that the Dividends then due on such date (the “October Dividend Amount”) shall be payable in shares of Common Stock based on a per share price of Common Stock equal to 80% of the arithmetic average of the three (3) lowest Closing Sale Prices of the Common Stock during the month of September 2024; and

WHEREAS, the Company and the Investors have agreed that each of (i) the Delinquent Dividend Amount, (ii) the October Dividend Amount, (iii) any Dividend Balance Shares, if applicable, with respect to the Delinquent Dividend Amount, and (iv) any Dividend Balance Shares, if applicable, with respect to the October Dividend Amount, shall be delivered on October 1, 2024 and the Pre-Dividend Shares with respect to each of the Delinquent Dividend Amount and the October Dividend Amount, if applicable, shall be delivered to the Investors on or prior to the twenty-first (21st) Trading Day prior to October 1, 2024.

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the parties hereto, intending legally to be bound, hereby agree as follows:

1.	Definitions. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given such terms in the Certificate of Designations.

2.

Payment of Dividends. The parties hereto agree that (i) the payment of the Delinquent Dividend Amount shall be payable, at the option of the Company, in cash and/or shares of Common Stock, based on a price per share of Common Stock equal to the lower of (A) $1.00, and (B) the Dividend Conversion Price, using July 1, 2024, as the applicable date of determination in accordance with the Certificate of Designations, and (ii) the October Dividend Amount shall be payable in shares of Common Stock based on a per share price of Common Stock equal to 80% of the arithmetic average of the three (3) lowest Closing Sale Prices of the Common Stock during the month of September 2024. The parties further agree that each of (i) the Delinquent Dividend Amount, (ii) the October Dividend Amount, (iii) any Dividend Balance Shares, if applicable, with respect to the Delinquent Dividend Amount, and (iv) any Dividend Balance Shares, if applicable, with respect to the October Dividend Amount, shall be delivered on October 1, 2024 and the Pre-Dividend Shares with respect to each of the Delinquent Dividend Amount and the October Dividend Amount, if applicable, shall be delivered to the Investors on or prior to the twenty-first (21st) Trading Day prior to October 1, 2024.

3.	Amendment to Purchase Agreement. The parties hereto hereby agree to amend and restate Section 4(k) of the Purchase Agreement to read as follows (emphasis added):

(k) Additional Issuance of Securities. So long as any Buyer beneficially owns any Preferred Shares or Warrants, the Company will not, without the prior written consent of the Required Holders, directly or indirectly, issue (i) from the Closing Date until the 18 months anniversary of the Closing Date, any shares of Common Stock or any Convertible Securities at a purchase price or conversion price, as applicable, below the applicable Conversion Price (as defined in the Certificate of Designations) until an aggregate of eighty percent (80%) of the Preferred Shares have been converted into shares of Common Stock or (ii) any other securities that would cause a breach or default under the Certificate of Designations or the Warrants. The Company agrees that for the period commencing on the date hereof and ending on the date immediately following the 180th day after the Closing Date, neither the Company nor any of its Subsidiaries shall directly or indirectly issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant of any option or right to purchase or other disposition of) any equity security or any equity-linked or related security (including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the 1933 Act), any Convertible Securities (as defined below), any preferred stock or any purchase rights) (any such issuance, offer, sale, grant, disposition or announcement (whether occurring during the Restricted Period or at any time thereafter), is referred to as a “Subsequent Placement”). Notwithstanding the foregoing, this Section 4(k) shall not apply in respect of the issuance of (i) shares of Common Stock or options to purchase Common Stock or other awards convertible, exercisable for or exchangeable for shares of Common Stock issued or issuable to directors, consultants, officers, employees or other service providers of the Company for services rendered to the Company in their capacity as such pursuant to an Approved Stock Plan (as defined below), provided that (1) all such issuances (taking into account the shares of Common Stock issuable upon exercise of such awards) after the date hereof pursuant to this clause (i) do not, in the aggregate, exceed more than 12% of the shares of Common Stock issued and outstanding immediately prior to the date hereof and (2) the exercise price of any such options is not lowered and none of such options are amended to increase the number of shares issuable thereunder or extend the term of such options; (ii) Convertible Securities and/or shares of Common Stock issued or issuable upon the conversion or exercise of Convertible Securities (other than options to purchase Common Stock or other awards convertible, exercisable for or exchangeable for Common Stock issued or issuable pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the date hereof, provided that the conversion, exercise or other method of issuance (as the case may be) of any such Convertible Security is made solely pursuant to the conversion, exercise or other method of issuance (as the case may be) provisions of such Convertible Security that were in effect on the date immediately prior to the date of this Agreement, the conversion, exercise or issuance price of any such Convertible Securities (other than standard options to purchase shares of Common Stock or other awards convertible, exercisable for or exchangeable for shares of Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) is not lowered, none of such Convertible Securities (other than options to purchase Common Stock or other awards convertible, exercisable for or exchangeable for shares of Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities (other than those issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are otherwise materially changed in any manner that materially adversely affects any of the Buyers; (iii) the Preferred Shares, (iv) the Conversion Shares, (v) the Dividend Shares and any other shares of Common Stock otherwise issued in connection with the payment of Dividends (as defined in the Certificate of Designations); (vi) the Warrant Shares and any other securities issued or issuable pursuant to this Agreement or any of the Transaction Documents, including, without limitation, any shares of Common Stock issued or issuable pursuant to Section 9 of the Certificate of Designations, and (vi) securities issued as consideration for the acquisition of another entity by the Company by merger, purchase of substantially all of the assets or other reorganization or bona fide joint venture agreement, provided that such issuance is approved by the majority of the disinterested directors of the Company and provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the Restricted Period (each of the foregoing in clauses (i) through (vi), collectively the “Excluded Securities”) and (vii) provided the Equity Conditions (as defined in the Certificate of Designations) are then satisfied and the closing price of the Common Stock on the Trading Market equals or exceeds 200% of the initial Conversion Price (as defined in the Certificate of Designations) for three consecutive Trading Days, sales of shares of Common Stock or Convertible Securities at a per share purchase price in excess of the greater of (a) 160% of the initial Conversion Price (as defined in the Certificate of Designations) or the Closing Sale Price for the previous Trading Day (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events; provided that if 90% of the aggregate Stated Value (as defined in the Certificate of Designations) of the Preferred Shares has been paid in full to the Buyers or otherwise converted to Common Stock, then the Company may sell shares of Common Stock at a per share purchase price in excess of the greater of (a) 130% of the exercise price of the Warrants). or the Closing Sale Price for the previous Trading Day. “Approved Stock Plan” means any employee benefit plan which has been approved by the board of directors of the Company prior to or subsequent to the date hereof pursuant to which shares of Common Stock or other awards convertible, exercisable for or exchangeable for shares of Common Stock may be issued to any employee, officer, director or other service provider for services provided to the Company and/or a Subsidiary in their capacity as such.

4.

Amendment to the Certificate of Designations. The parties hereto hereby agree to amend the rights of the Preferred Stock as set forth in the Amendment to the Certificate of Designations attached as Exhibit A hereto (the “Amendment”). Upon the effectiveness of this Agreement, the Company shall promptly file the Amendment and provide a copy thereof to each Investor promptly after such filing.

5.

Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts (including by electronic mail, in PDF or by DocuSign or similar electronic signature), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.

Governing Law. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING GOVERNING LAW SET FORTH IN SECTION 9(A) OF THE PURCHASE AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

7.	Terms and Conditions of the Transaction Documents. Except as modified and amended herein, all of the terms and conditions of the Transaction Documents shall remain in full force and effect.

[Company Signature Page to Agreement and Amendment]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first above written.

Company: WRAP TECHNOLOGIES, INC.

By:
Name: Scot Cohen Title: Chief Executive Officer

[Investor Signature Page to Agreement and Amendment]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first above written.

Investors:

By:
Name of signatory: Title:

Exhibit A

Form Amendment to the Certificate of Designations
of Series A Convertible Preferred Stock